News Release
NYSE: MYE

Contact:
Gregory J. Stodnick
Vice President-Finance and Chief Financial Officer
(330) 253-5592

MYERS INDUSTRIES COMPLETES

SENIOR UNSECURED NOTES OFFERING

FOR IMMEDIATE RELEASE: December 15, 2003, Akron, Ohio-- Myers Industries, Inc. (NYSE: MYE) today announced completion of the placement of $100 million of Senior Unsecured Notes in a private transaction with a limited number of institutional investors.

The Company placed $65 million of Notes with a maturity date of December 12, 2010 at a fixed interest rate of 6.08%, and $35 million of Notes with a maturity date of December 12, 2013 at a fixed interest rate of 6.81%. The proceeds of the offering will be used to repay outstanding debt under the Company's existing term loan and revolving credit facility.

"We are pleased with the positive response by investors to the notes offering and by the continued support of our senior lenders," stated Greg Stodnick, vice president-finance and chief financial officer. "This transaction provides the Company long-term financing at an attractive interest rate and strengthens our flexibility to invest in operations to meet the growing requirements of our customers."

The Notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from registration under that Act.

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers Industries had net sales of $608.0 million in 2002. Visit www.myersind.com to learn more.

Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could cause actual results to materially differ from those expressed or implied. Any statement that is not of historical fact may be deemed to be a forward-looking statement. Myers Industries does not undertake to update any forward-looking statements contained herein.

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